Exhibit 99.(g)(i)(a)

ANNEX A

to the

Custodian Agreement

dated May 15, 2020

(the “Agreement”)

as amended and restated September 1, 2021

As of September 1, 2021, the following is a list of the Series of AIM ETF Products Trust under the Agreement:

AllianzIM U.S. Large Cap Buffer10 Apr ETF

AllianzIM U.S. Large Cap Buffer20 Apr ETF

AllianzIM U.S. Large Cap Buffer10 Jul ETF

AllianzIM U.S. Large Cap Buffer20 Jul ETF

AllianzIM U.S. Large Cap Buffer10 Oct ETF

AllianzIM U.S. Large Cap Buffer20 Oct ETF

AllianzIM U.S. Large Cap Buffer10 Jan ETF

AllianzIM U.S. Large Cap Buffer20 Jan ETF

AllianzIM U.S. Large Cap 6 Month Buffer10 Jan/Jul ETF

AllianzIM U.S. Large Cap 6 Month Buffer10 Apr/Oct ETF

AllianzIM U.S. Large Cap Floor10 Jan ETF

AllianzIM U.S. Large Cap Floor10 Apr ETF

AllianzIM U.S. Large Cap Floor10 Jul ETF

AllianzIM U.S. Large Cap Floor10 Oct ETF

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Annex A to be executed by their officers designated as of the day and year first above written.

AIM ETF Products Trust	Brown Brothers Harriman & Co.

Brian Muench President	Eruch A. Mody Senior Vice President

AIM ETF Products Trust

Darin Egbert Vice President, Investments